Exhibit 99.2

Newfield Exploration Reports Year-end 2013 Proved Reserves

PV10 grows 44% as domestic proved reserves increase 8% to 576 MMBOE

Domestic liquids reserves increase 26%

Houston – February 25, 2014 – Newfield Exploration Company (NYSE: NFX) today announced that its proved reserves from continuing operations, December 31, 2013, were 576 MMBOE, an 8% increase over the prior year-end. Proved reserves at year-end 2013 associated with discontinued operations were 36 MMBOE, up 4% over year-end 2012.

Highlights from the Company’s year-end 2013 proved reserves report include:

➢	The pre-tax present value of domestic reserves (discounted at 10%) increased 44% year-over-year to $6.6 billion.

➢	Domestic liquids reserves increased 26% year-over-year and represent 52% of domestic proved reserves.

➢	Domestic proved developed reserves increased 15% year-over-year and 56% of domestic reserves are now proved developed.

➢	Domestic reserves account for 94% of Newfield’s total proved reserves.

➢	The Company’s domestic proved reserve life index is approximately 14 years.

Newfield invested approximately $1.6 billion in continuing operations in 2013, excluding $176 million in asset retirement obligations (ARO) and capitalized interest and overhead. Approximately $178 million was invested in acquisitions, land and seismic. The invested capital generated 87 MMBOE of “new” proved developed reserves. The full-year 2013 investments also generated 96 MMBOE of reserves associated with new proved undeveloped locations. Future development capital associated with the new undeveloped locations is approximately $1.6 billion.

The following table summarizes our 2013 proved reserve additions:

Proved Reserves*

	Crude Oil and Condensate (MMBbls)	Natural Gas (Bcf)	Natural Gas Liquids MMBbls	Total MMBOE
Continuing Operations
December 31, 2012	203	1,755	37	532
Revisions of previous estimates	19	(166)	14	5
Extensions, discoveries and other additions	25	187	22	78
Purchase of properties	1	1	-	2
Sales of properties	-	(5)	-	(1)
Production	(14)	(124)	(5)	(40)
December 31, 2013	234	1,648	68	576

Discontinued Operations
December 31, 2012	34	-	-	34
Revisions of previous estimates	9	-	-	9
Extensions, discoveries and other additions	2	-	-	2
Purchase of properties	-	-	-	-
Sales of properties	-	-	-	-
Production	(9)	-	-	(9)
December 31, 2013	36	-	-	36

Total Company Reserves
December 31, 2013	270	1,648	68	612

* Prices used for year-end 2013 reserve calculations: $3.67 per MMBtu and $96.82 per barrel, NYMEX adjusted for market differentials.

Note:  Revisions include increases of 75 MMBOE associated with infill drilling, partially offset by the development deferment of 294 Bcf of dry natural gas reserves beyond the SEC specified 5-year development timeline.

Costs Incurred
	Continuing Operations (Domestic)	Discontinued Operations (International)	Total
	2013	2013	2013
	(in millions)	(in millions)	(in millions)
Property acquisitions:
Unproved	$154	$ -	$154
Proved	8	1	9
Exploration and development	1,657	485	2,142
Total costs incurred*	$1,819	$486	$2,305

*Total costs incurred include $197 million of capitalized interest and overhead and $121 million of ARO.

The table above represents a condensed version of the Costs Incurred disclosure required per ASC 932.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.

This release contains forward-looking information. All information other than historical facts included in this release is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2012 and 2013 Annual Reports on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com

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